Exhibit 99.1

July 2, 2003

FOR:
MEDTOX Scientific, Inc.
402 West County Road D
St. Paul, MN 55112
Contact: Stephen Anderson (877) 715-7236

FOR IMMEDIATE RELEASE

MEDTOX SCIENTIFIC ANNOUNCES
THE ACQUISITION OF ACCOUNTS FROM COX TOXICOLOGY

ST. PAUL, July 2, 2003 – MEDTOX Scientific, Inc. (AMEX-TOX), announced today the acquisition of forensic drug testing accounts from Cox Toxicology, a full-service, SAMHSA-certified drug testing laboratory and a division of CoxHealth, a not-for-profit health care provider that operates four hospitals and fifty–five clinics serving southwest Missouri. As of July 1, 2003, Cox Toxicology discontinued all workplace drug testing, including tests performed under Federal workplace drug testing guidelines that require a SAMHSA-certified laboratory. MEDTOX Laboratories has assumed responsibility for these accounts effective immediately, in order to provide a seamless transition of drug testing services for Cox Toxicology’s clients.

“Our intent is to provide a smooth transition to our drug testing customers to a capable and high-quality company that has been in the drug testing business for a long time,” said Ron Prenger, Vice President of Clinical Services for CoxHealth. “MEDTOX has a rich tradition and highly regarded reputation in the drug testing industry as one of the best, if not the best, drug testing laboratories in the nation. Furthermore, MEDTOX provides several customer-oriented services such as internet-based results reporting, extensive program management services, and the manufacturing of diagnostic drug testing devices.”

The purchase price of the transaction is based on varying percentages of the revenue realized from the transitioned business over the next three years. During this period, MEDTOX estimates that revenue from these accounts will total approximately $1.2 million and that the sum of the payments for the acquisition should not exceed twenty-five percent of this total.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory services and on-site/point-of-collection (POC) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs of abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. To be automatically alerted by e-mail about company information, please go to http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=tox&script=1900 and follow the directions on the page. For more information see www.medtox.com.

Note: Forward-looking statements contained in this press release are made under the Private Securities Reform Act of 1995. Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business, and changes in the competitive environment. Further discussions of factors that may cause such results to differ are identified in the Company’s 2002 Annual Report on Form 10-K and incorporated herein by reference.